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                                                                   EXHIBIT 5.1

                           Thermo Electron Corporation
                                 81 Wyman Street
                        Waltham, Massachusetts 02454-9046

                                                                    May 16, 2000

Thermo Electron Corporation
81 Wyman Street
Waltham, Massachusetts 02454-9046

Re:  Registration Statement on Form S-4
     Relating to Common Stock, $1.00 par value, and Units of Thermo Electron Corporation

Dear Sirs:

         I am General Counsel to Thermo Electron Corporation, a Delaware corporation (the "Company"), and have acted as its counsel in connection with the registration under the Securities Act of 1933, as amended, on Form S-4 (the "Registration Statement"), of shares of the Company's Common Stock, $1.00 par value per share (the "Shares"), and Units consisting of a fractional share of Common Stock and the right to cause the Company to redeem such fractional share for $20.25 in April 2001 (the "Units"), to be issued pursuant to and in connection with the Agreement and Plan of Merger by and among the Company, ThermoLase Corporation and ThermoLase Acquisition Corporation, dated as of December 14, 1999, which provides for the merger of ThermoLase Acquisition Corporation with and into ThermoLase Corporation (the "Merger Agreement").

         I or a member of my legal staff have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares and the Units. I or a member of my legal staff have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact that I have deemed necessary or appropriate.

         Based upon and subject to the foregoing, I am of the opinion that:

         1. The Company is a corporation validly existing and in corporate good standing under the laws of the State of Delaware.

         2. The issuance of the Shares and the Units as contemplated in the Registration Statement has been duly authorized by the Company.

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         3. The Shares and the Units, when issued in accordance with the terms specified in the Registration Statement, will be validly issued, fully paid and nonassessable.

         This opinion is limited to the applicable provisions of the Delaware Constitution and the General Corporation Law of the State of Delaware ("Delaware Law") and reported judicial decisions interpreting Delaware Law.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to being named in the Registration Statement under the caption "LEGAL OPINION".

                                                    Very truly yours,

                                                    /s/ Seth H. Hoogasian
                                                    ---------------------
                                                    Seth H. Hoogasian
                                                    General Counsel